EXHIBIT 99.1

Dutch Mining (Canada) Ltd
Benton Mine
Independent Third Party Evaluation
NI 43-101

i

TABLES

Table 1:	1942 Younberg Ore Reserves	26
Table 2:	1994 Browne Ore Reserves	28
Table 3:	1996 Beach Ore Reserves	29
Table 4:	2002 Hembree Indicated Ore Reserves, Above the 1020 Level	30
Table 5:	2002 Hembree Indicated Ore Reserves, Between the 1020 and 1120 Level	31
Table 6:	2002 Hembree Proven Ore Reserves	31

APPENDICES

Appendix I:	Figures
Figure 1:	Project Location Map
Figure 2:	Mining Claims Map
Figure 3:	Mine Workings Map
Figure 4:	Geologic Map; 1947 Youngberg
Figure 5:	Geologic Map; 1953 Wells and Walker
Figure 6:	Geologic Map; 1979 Ramp and Petersen
Figure 7:	Ore Reserves Map

Appendix II:	Mining Claims
Appendix III:	1942, Youngberg End of Operations Report
Appendix IV:	1950s, Howe Sound Company Correspondences
Appendix V:	1947, Youngberg Mt. Reuben Mining District Report (Excerpts)
Appendix VI:	1972, Youngberg Report to Cyprus Mines
Appendix VII:	1981, Project Authorization Proposal to AMOCO Minerals
Appendix VIII:	1988, Progress Report to Benton Resources (USA), Ltd
Appendix IX:	2005, Hembree Development Review Report to Dutch Mining
Appendix X:	1997, Willis Beach Sampling and Ore Reserves
Appendix XI:	2002, Hembree Assessment Report of the Benton Mine

Dutch Mining (Canada) Ltd
Benton Mine
Independent Third Party Evaluation
NI 43-101

EXECUTIVE SUMMARY

The Benton Mine gold project is located in Southwestern Oregon in Josephine County, just north of the town of Galice, within the Mount Ruben Mining District. The mine property consists of 24 mining claims in good standing, 8 of which are patented, with the remaining 16 located on US Forest Service land. The property is serviced by a well-maintained, year-around, graveled, US Forest Service access road and a newly-built mine access road. The mill is located on Heavy Industrial-zoned property just east of the town of Merlin, some 18 miles from the mine site. Ore from the mine is transported to the Merlin mill using over-the road dump trucks. No milling will take place on the mine site. Permitting has been confirmed for operation of the mill with the county, state and federal governments, and the mine has been successfully operating under an exploration permit, on a modest level for some time. The property owner, Benton Mining, Inc, a wholly owned subsidiary of Lewis Resources, Inc, of Portland Oregon, is selling the project to Dutch Mining (Canada), Ltd of Vancouver, British Columbia.

The Benton Mine is historically one of the largest gold mines in the area, and is the only operating underground gold mine in Oregon. The Benton Vein system is a series of quartz veins contained within oblique-slip fault zones in a northeast-southwest striking, elongated body of Jurassic Quartz Diorite. The intrusive body has been mapped as part of the Chetco Intrusive Complex, and is located within a highly serpentinized zone of generally mafic rocks between two steeply-dipping thrust plates of the Southwestern Oregon Ophiolite sequence. There have been eight accreted thrust plates identified to date in the local Ophiolite terrane. The Benton Mine is located completely within the Quartz Diorite, but nearby mines are located within roof pendants of Jurassic/Triassic greenstones overlying the crystalline intrusive.

Eight veins have been identified on the property, with the Benton Vein being the largest and most persistent. Most of the mine production has come from the Benton Vein. The ore is simple, with the gold content within the massive pyrite found in the quartz. Very small amounts of other sulfides are found within the vein, but they are insignificant. The veins are mesothermal, and classically cymoidal, with the highest values within cymoids formed in stress shadows along the fault zones, and in rich ore shoots where other narrower veins intersect the main Benton Vein. The Benton Vein dips generally at about 80° to the west, with a strike of about North, 30° East. However, because of the cymoidal nature, the vein has been observed to change its rake to the point that it will dip about 80° to the east.

Dutch Mining (Canada) Ltd
Benton Mine
Independent Third Party Evaluation
NI 43-101

The Benton Vein has been developed since the early 1900s along 1,550 feet of its strike and about 500 feet down dip. The width of the Benton varies from thin veinlets to as wide as 25 feet. The average width is about 4 feet.

Ore values from the Benton Vein system have ranged upwards to several ounces per ton of gold in rich shoots, with an average of about 0.25 to 0.35 ounces per ton over the vein. Sampling done by investigators in the 1980s and 1990s has confirmed these values. Several investigators have estimated the amount of ore available in the mine. Using different methodologies for estimating, the various authors estimated Indicated and Proven Ore ranging from 44,000 ounces to perhaps as much as 235,000 ounces. However, these estimations are generally for the exiting mine workings, and do not take into account ore below the existing workings, or ore on the property, outside of the existing workings.

Dutch Mining has been working since about 1995 improving the mine by slabbing out crosscuts, re-timbering sections, re-working portals and basic safety items, and driving several new crosscuts, including a decline from the lowest historic workings down 100 feet where it intersects the Benton Vein at the 1120 Level. Dutch Mining has also assembled a complete flotation mill with a crushing circuit that can support at least a four-fold increase in mill volume.

As a result of this independent evaluation, it is recommended Dutch Mining, Ltd proceed with a combination program of exploration and selected mining. Exploration should be an aggressive program of surface mapping, vein sampling and follow-up core drilling, coupled with a similar program underground to reach out from the existing workings. Undocumented work done in 1942, and surface sampling in the 1980s indicates potentially significant volumes of gold ore exist below the mine tunnels, in the areas to the north and south of the existing mine workings, and in the un-mined portions of the upper mine. It is also recommended that a select development and active mining program proceed with production targeted on the Benton Vein on the 1020 and 1120 Levels. The proceeds of this mining will help finance the exploration and mine improvement programs necessary to put the mine into full production.

It is further recommended that Dutch Mining begin the permitting process for full operation of the mine, though the Oregon Department of Geology, the US Forest Service and Bureau of Land Management, and Josephine County.

Dutch Mining (Canada) Ltd
Benton Mine
Independent Third Party Evaluation
NI 43-101

1.0
INTRODUCTION AND
TERMS OF REFERENCE

1.1	INTRODUCTION

Dutch Mining (Canada) Ltd (DMC) has obtained the mining rights to the Benton Mine by absorbing through a direct buy out, Dutch Mining, LLC (DMO) an Oregon Limited Liability Company formed in 1994. located in Merlin, Oregon. DMC now controls the property the subject mine is located on, and a number of other mineral properties in the immediate area of the Benton Mine (Appendix I, Figure 1). However, this document deals only with the proposed DMC exploration and development program at the Benton Group of claims and more specifically, the Benton Mine only.

DMC has a lease with option to buy the Benton Mine property from Benton Mining, Inc. a wholly-owned subsidiary of Lewis Resources, Inc (nee Lewis Investments, LLC) who has owned the Benton property continuously since it was staked in the early 1890s (Appendix I, Figure 2). Lewis Resources, Inc. is an Oregon Corporation located in Portland Oregon, and is primarily a real estate and property investment trust. Lewis Resources was originally organized in 1851 by a Mr. Allen Lewis, who was invested in the mercantile and grocery business in Portland, as the Lewis Investment Company. J.C. Lewis, one of the original developers and claim holders of the Benton Mine added the Benton Mine to Lewis Investment. It is somewhat unusual for a single owner to hold a mining property for more than 100 years (originally staked in 1893), with that owner being the original claim owner, as Lewis Resources has done. This option will be assumed by DMC.

The Benton mine, on the Benton Vein had reopened in 1930 for some high grade mining, and then again in full production in 1935 after a 30-year hiatus, and operated continuously until April 15, 1942, when it was shut down due to War Production Board Order L-208, which directed essential mining materials to other war industry uses.

The mine was re-opened for exploration in the 1970s, and was explored intermittently and developed intermittently since then. Limited drilling programs took place in the late 1980s by Cyprus-Amoco and Benton Resources, Ltd, that identified high-grade ore at depth.

The Benton Mine is an advanced stage exploration project with a substantial investment already made in recent development work. DMO spent significant capital since the mid 1990s, and has refurbished portions of the historic mine, constructed a flotation mill, and verified the historically reported ore grades through extensive sampling of the exposed mine faces and surface exposures of the veins. Large bulk samples have been tested for grade and recoverability. Major underground development work that took place since the mid-1990s including rehabilitation of selected workings; and the driving of a major crosscut off of the Kansas Crosscut to intercept the Benton Vein on the 1020 level, and a 12% decline from the 94 Crosscut down 100 feet to intercept the Benton Vein on the 1120 level (Appendix I, Figure 3).

Dutch Mining (Canada) Ltd
Benton Mine
Independent Third Party Evaluation
NI 43-101

DMC has proposed to undertake an extensive drilling and advanced exploration program that will coincide with a focused development and production program aimed primarily at the Benton Vein only. The detailed plan for this program is described in Section 6.0 of this document.

1.2	TERMS OF REFERENCE

David Brown & Associates (DBA) was retained by DMC to perform an independent third-party compilation and review of all available data, both public and proprietary, and to prepare this summary of the geology and mineral potential and a description of the advanced exploration and development program at the Benton Mine in Josephine County, Oregon. A number of consultants, exploration companies, and State of Oregon Agencies, other than DBA, prepared the geological and mineralogical models of the Benton Mine presented herein. This document follows the guidelines set out under National Instrument 43-101 following form 43-101F1. This report is to be used as an independent third-party evaluation to support future financing for the exploration and development program.

1.3	SOURCES OF INFORMATION

Due diligence studies have been carried out on the Benton Mine property over the last 90 years or so by a number of investigators, and a number of publicly-available reports have been produced by the Oregon Department of Geology and Mineral Industries (DOGAMI) and the USGS. A complete list of resources reviewed and data used are included in Section 7.0 References of this instrument. Most of those data were available for inspection at the DMO offices in Merlin, Oregon by DBA in preparation of this NI 43-101. They include:

□	A mining engineering report from 1938 produced for a potential Canadian buyer of the mine;

□	End of Operation mine reports from 1942 by Elton Youngberg, the Mining Engineer for the Benton;

□	Report from 1947 on the Mount Reuben Mining District written by Elton Youngberg and published by DOGAMI;

Dutch Mining (Canada) Ltd
Benton Mine
Independent Third Party Evaluation
NI 43-101

□	Descriptions of the Benton Mine in a general Gold in Oregon publication by DOGAMI;

□	DOGAMI mine file information, not published;

□	Geological maps prepared by various mining companies, the USGS, and DOGAMI;

□	Various reports and data files generated by AMOCO-Cyprus and Benton Mines, Ltd during the 1979-1994 period;

□	Various geological and economic geological evaluations from the 1990s and in 2002 by several consultants to DMO;

□	Various biological baseline studies from the 1990s prepared for DMO;

□	Other various reports and documents from the files of DMC in Merlin.

1.4	UNITS AND CURRENCY

Unless otherwise noted, all units used in this report are as follows.

Length:	English Units (inch, foot, yard, mile)
Volume:	English Units (cubic yard = 27 cubic feet)
Weight:	English Units (ounce, pound, ton). Tons are in short tons (2,000 pounds)
Ore Grade:	Troy ounces per short ton (opt) (1 troy ounce = 31.1 grams)
Currency:	US Dollars ($). All values are given in dollars for the year reported and are not corrected to 2006 dollars.

Tunneling Nomenclature:
By tradition in the mining industry, mine workings are generally designated by their approximate elevation in feet below a zero point on the claims. The 1120 Level would be defined as workings being primarily at an elevation of 1120 feet below that point.

Density
Density testing on the Benton Mine vein rock indicates a yield of approximately 3.7 short tons (7,400 pounds) per cubic yard. This can also be expressed as 12 cubic feet per ton of Bank (in-situ) Ore. Truck ore is generally about 1.25 times the size of Bank Ore due to expansion of rock after excavation. Volumes expressed in this report are all in Bank Ore.

Dutch Mining (Canada) Ltd
Benton Mine
Independent Third Party Evaluation
NI 43-101

1.5	DISCLAIMER

David E. Brown, RG visited the site once for purposes of this independent literature and data review, on February 8, 2006. The site visit was made with Rauno Perttu, RG, of Dutch Mining (Canada) Ltd; Bruce Burrow of DMO; and Mr. Bill Hansen, PE, an independent consulting Mining Engineer from Montana. The visit consisted of a brief inspection underground in the Kansas Crosscut and 94 Crosscut, up to the working face of several veins, including the Benton and Louisiana Veins. Mining was actively taking place on the Benton Vein during the visit. After the underground inspection, the surrounding area was inspected, and the mill in Merlin, Oregon visited. Documents were then reviewed at the DMO offices at the Merlin mill.

David Brown & Associates, neither as a company, nor as individuals, has any monetary interest in the Benton Mine Project. David Brown & Associates is being paid for this work by Dutch Mining (Canada), Ltd.

The attached report has been prepared by David Brown & Associates using public and private documents given to the author for this purpose. While reasonable care has been taken in preparing this report, David Brown & Associates cannot guarantee the accuracy or completeness of all supporting documentation. In particular, David Brown & Associates did not attempt to determine the veracity of geochemical or geological data reported by third parties, nor to conduct duplicate sampling for comparison with the geochemical results provided by other parties. No probabilistic modeling was made or confidence levels determined for ore grades in unopened veins. Consequently, the use of this report shall be at the user's sole risk and David Brown & Associates hereby disclaims any and all liabilities arising out of the use or distribution of this report or reliance by any party on the data herein. The author's interpretive views expressed herein may or may not reflect the views of DMC.

Dutch Mining (Canada) Ltd
Benton Mine
Independent Third Party Evaluation
NI 43-101

2.0
SITE DESCRIPTION

2.1	DESCRIPTION

The Benton Group of claims consists of eight patented lode mining claims, Mineral Survey 496, Patent Number 164,539; and sixteen un-patented claims, located on Siskiyou National Forest land, totaling about 177 acres (Appendix I, Figure 1 and Figure 2). The claims are located on the northwestern slopes of Molly Hill in the Mount Reuben Mining District of Southwestern Oregon. A listing and description of the claims is presented in Appendix II of this report. A title study was not part of this report, nor was a claims validation study made. The mining claims can be viewed at the Josephine County Courthouse in Grants Pass, or the Bureau of Land Management offices in Grants Pass.

The claims comprising the Benton Group are owned by Benton Mines, Inc, a wholly-owned subsidiary of Lewis Resources, Inc. of Portland, Oregon, and are under lease-purchase agreement with DMC. The claims are located in northwestern Josephine County, in Sections 22, 23, and 27, Township 33 South, Range 8 West, Willamette Meridian (Appendix I, Figure 2). DMC also owns the Gold Bug patented claims, located about a mile east of the Benton claim group, which were not evaluated in this report.

Patented Claims:

Benton, Georgia, Louisiana, Ruby Hill, Missouri, Carson Hill, Texas, and Arizona.

Un-patented Claims:

Nebraska, Berkeley, Confidence, Poser, Maryland, Idaho, Montana, Washington, Utah, Kansas, Dawn, Colorado, High Ore, Nevada, Hazel, and Iowa.

The existing main underground workings are located on patented ground, with the exception of the portal of the lower Benton mine, the 1020 Level, which is on the unpatented Kansas Claim on USFS land.

2.2	ACCESSIBILITY

The Benton Mine is located about six miles northwest of the town of Galice, Oregon, within the Mount Reuben Mining District (Appendix I, Figure 1). The 1020 level main mine portal is near the junction of Whisky and Drain Creeks, tributaries to the Rogue River. Access from Galice is by Mt. Reuben Road, a paved USFS access road that runs north and west off of the Galice-Wolf Creek Road. The intersection of the two roads is at the confluence of Grave Creek and the Rogue River (Appendix I, Figure 1). A two and one-half mile, recently graded and graveled spur road leads from Mt. Reuben Road to the mine site. The roads are passable year-round.

Dutch Mining (Canada) Ltd
Benton Mine
Independent Third Party Evaluation
NI 43-101

Galice is a small fishing and resort community, located on the Rogue River, about 12.25 miles west of Merlin, Oregon on the Galice Road, a paved Josephine County road. Merlin is an unincorporated town with a population of about 500, located just west of Interstate Highway 5, about 240 miles south of Portland, Oregon. The DMC mine office and milling operations are located in the Rendata Industrial park, between Merlin and the freeway. Josephine County zoning on the mill property is Heavy Industrial.

Grants Pass, Oregon, the seat of Josephine County, lies about 9 miles south of Merlin on I-5, and is a full service community of about 27,000 people. The nearest major airport to the project is located in Medford, 37 miles southeast of Merlin, and a non-commercial airfield is situated one mile from the DMC office in Merlin. Rail (Southern Pacific) and highway truck transport services are available at the Rendata industrial park.

The terrain at the mine site is rugged and steep. According to the Bunker Creek USGS Quadrangle map for the Benton Mine site, elevations range from between about 1,200 to 2,000 feet Above Mean Sea Level on the mine property (Appendix I, Figure 1). The mountainsides are rocky and talus covered in part, with the northern slopes covered by Douglas Fir forests, and the southern slopes typically hosting oak, pine, madrone, poison oak, and manzanita thickets.

The climate is moderate. Rainfall of about 30 inches occurs mostly during the winter months, with the summers typically warm and dry. Snow rarely falls below the 2,500-foot elevation, and only remains for short periods during the winter above that level.

The main haul level portal (1020 Level), and the 800 Level portal are both located adjacent to Drain Creek. The old Benton mill and mine camp site are located on a large flat spot, about 1,500 feet from the 1020 portal, near the confluence of Drain and Whisky Creeks. The buildings on the mill site burned down in the mid-1970s.

There is no public power or phone service at the mine site, but a satellite phone is on site. A diesel generator set supplies power. Radio and cell phone communications are used during mining operations.

2.3	MINE DESCRIPTION

The mine itself has over 13,000 feet of underground workings, located on six levels; the 500, 680, 780/800, 900, 1020, and 1120 levels (Appendix I, Figure 3). The mine has been historically, the most extensive and largest mine in the area, and is now the only operating underground gold mine in Oregon1. The workings are accessed by at least five different portals. Some of the mined out upper workings have collapsed and cannot be entered safely. Also in the workings are a number of raises, declines, crosscuts, winzes and stopes. At the time of our inspection, the face of the Benton Vein on the 1020 Level was being actively mined. All ventilation, secondary escape routes, basic safety equipment, and crew sanctuaries, as required by MSHA, were observed to be in place.

1Ben Mundie, 2006, DOGAMI Mined Lands and Reclamation Office, Personal Communication.
Dutch Mining (Canada) Ltd
Benton Mine
Independent Third Party Evaluation
NI 43-101

The main 1020 Level of the mine (the Kansas and 94 Crosscuts), and the 94 Decline from the 94 Crosscut down to the 1120 Level, are all serviced with 4-inch air lines and 2-inch water lines supplying the mining equipment. Electric ventilation fans are located throughout the lower workings with brattice cloth vent bags distributing the air to the working faces. Mine drill water is obtained through water rights from Drain Creek, which runs year round at about 70 gallons per minute.

Some of the workings were rehabilitated in the mid-1990s by DMO. This included slabbing out the Kansas Crosscut (1020 Level) up to the face of the Benton Vein to 12 feet by 12 feet, in order to allow modern mining equipment to safely pass. A crosscut (the 94 Crosscut) was driven to an unopened face of the Benton Vein, off to the southeast, from the south wall of the Kansas Crosscut (Appendix I, Figure 3), and a decline (the 94 Decline) was driven off the north wall of the 94 Crosscut down 100 feet to an unopened face of the Benton Vein on the 1120 Level. DMO also rehabilitated and re-timbered the 800 Level, the raise from the 900 Level to the 800 Level, and all of the portals. They also graded and graveled the access and haul road, and established a new mine camp near the Kansas Portal

1Ben Mundie, 2006, DOGAMI Mined Lands and Reclamation Office, Personal Communication.
Dutch Mining (Canada) Ltd
Benton Mine
Independent Third Party Evaluation
NI 43-101

3.0
MINE HISTORY

3.1       PRE-1942

Claims were first located on the Benton vein system between 1891 and 1893 by Reuben Jones, who did location and assessment work. Mr. J. C. Lewis of the Lewis Investment Company purchased the Benton and nearby J.C.L. claims groups between 1893 and 1905, and completed approximately 5,000 feet of development drifts and raises in the Benton2 .

In 1914, Winchell included the Benton Mine3 in an article describing the mineral resources of Jackson and Josephine Counties in a monthly publication issued by the Oregon Bureau of Mines and Geology (the predecessor to the Oregon Department of Geology and Mineral Industries). He described the mine as having been idle since 1905, and consisting of 8 contiguous claims, workings on two levels, serviced by two portals, and having about 5,000 or more feet of tunnels. He presents average values taken from several hundred samples from various faces in the mine. The ore value ranged from about 0.09 opt to 0.25 opt. This, however, did not reflect the ore values taken during the previous production and development in the mine. This is the only documentation of ore values before about 1935. Inspection of Winchell's data set seems to indicate he may have mistakenly taken his samples from development tunnel walls and backs, and not from the actual ore-bearing zones.

The mine was inactive from 1905 to 1930 due to the low prices of gold. According to a student paper prepared in 19414 , the only activity was a small, high-grade ore shoot that was mined out in 1930. With the increase in the price of gold in 1934 to $35, Lewis Investment again initiated work at the mine. A cyanide mill of 40 tons per day capacity was completed in September of 1937 and the plant was enlarged to 60 tons capacity in 1940. Between 1935 and 1942, approximately 7,000 feet of new workings were driven, including the Kansas Crosscut, the main haulage level feeding the mill.

Production was actively continuing when the War Production Board Order L-208, which directed essential mining materials to other war industry uses, closed the operations in 1942.

2  Hines, P.R., 1938,The Benton Mine, Glendale, Oregon of the Lewis Investment Company: Consulting Report to Lewis Investment, 19p.
3  Winchell, A.N., 1914, Petrology and Mineral Resources of Jackson and Josephine Counties, Oregon: Volume 1, Number 5, The Mineral Resources of Oregon, Monthly Publication of the Oregon Bureau of Mines and Geology, pp 189-195.
4   Brune, A.W., 1941, The Benton Gold Mine Near Grants Pass, Oregon: The Miner, Publication of the American Society of Mining Engineers, pp 13-18.
Dutch Mining (Canada) Ltd
Benton Mine
Independent Third Party Evaluation
NI 43-101

No records from production during the pre-1935 years of activity can be found. Complete milling records for the production from 1935 to 1942 show 64,282 tons averaging 0.23 opt were processed, yielding 13,360 ounces of gold5.

At the end of the operations, Lewis Investment carried out an extensive core drilling program. The results of those drill holes are available only in graphic form, plotted on the mine maps (Appendix I, Figure 7). The actual drill cuttings, cores, written drill logs and analytical results were inadvertently disposed of in the 1950s when the Hiram Bingham, the mining engineer in charge of the drilling, passed away.

In his end of operations report dated April 22, 1942, Elton A. Youngberg, PE, the mine Engineer stated in his summary the following:

"...The Benton Mine has proven to be a persistant (sic) vein on its strike for 2000 feet and in depth 600 feet and considerable horizontal extension and depth is expected.

Sufficient development work has been completed on the Benton Vein to expose the Nebraska and Louisiana Veins intersecting the Benton, which, coupled with other surface indications, gives a picture of a vein system and considerable larger ultimate ore production than before imagined.

Five years operation produced 64,282 tons of ore averaging $8.546 per ton which should be an accurate figure on which to base future grade of ore.

An ultimate mine production of 500,000 tons can be expected on which to plan a 10 year operation of 125 tons per day...

...The conclusion is reached that the Benton Mine is meritorious and that an expenditure...is advisable to make available for mining, ore reserves to supply a 125 ton milling operation and to enlarge the mill and power plant to that capacity..."

Mr. Youngberg's entire 1942 report is included as Appendix III to this report.

3.2      1942 TO 1970

During the post-World War II years, a number of mining companies expressed interest in the Benton Mine. Several correspondences with the Howe Sound Company of Salt Lake City, from that time, are available for inspection (Appendix IV). However, other than maintenance and assessment work, done to keep the un-patented claims in good order, little was done at the mine. And what was done is undocumented.

5Youngberg, E, A., 1942, A Report on the Benton Mine Property of Lewis Investment Company:    End of Operations Report to the Lewis Investment Company, 27p.

Dutch Mining (Canada) Ltd
Benton Mine
Independent Third Party Evaluation
NI 43-101

It is noted that these letters refer to several reports no longer available for review. They include diamond drill logs from the 1942 drilling program; two geologic reports dated 1937 and 1938; and a geologic and surface map made by the Potash Company of America in 1947.

In 1947, Youngberg published a description of the entire Mount Reuben Mining District6. Within this document Youngberg repeated the summary of the Benton Mine prepared for Lewis Investment in 1942, and included a geologic map of the district and descriptions of other mines and prospects in the immediate area, including significant vein sampling and description. In Younberg's geologic map (Appendix I, Figure 4); the country rock in the area of the mine is mapped as Quartz Diorite intruding within a mass of Gabbro and Serpentine, with a roof pendant of Greenstone on the easternmost claims. He places the Gabbro and Serpentine within the contact between the Jurassic Dothan Formation to the west and the Jurassic Galice Formation to the east. Portions of this report are included with this document as Appendix V.

In 1953, the USGS mapped the geology of the Galice 15-minute Quadrangle and published the data as a USGS map7 (Appendix I, Figure 5). The area around the mine was mapped by the USGS as being included in a geologic unit called "Mixed Rocks ". However, within the description of this all-inclusive unit, Wells and Walker include lithologies that would be consistent with the Quartz Diorite (synonymous with "Tonalite” as described in earlier work) mapped in the mine area.

3.3      1976 TO 1994

During this period of about 18 years, geologists Bruce Goddard and Wayne Cavender of Reno, Nevada leased the Benton Mine from the Lewis Investment Company. Goddard and Cavender, in-turn, sub-leased the property to several companies. They included Cyprus-Amoco Minerals and Benton Resources Ltd (a Canadian company headquartered in Golden, Colorado). If Goddard and Cavender performed any exploration or sampling themselves, during this period, it was not available for review and inclusion in this report.

Cyprus-AMOCO

In 1979, Cyprus Mines retained Elton Youngberg, the Superintendent of the mine during the 1935 to 1942 operations, and the most knowledgeable person at that time regarding the mine and its potential, to update his past two reports and make any additional recommendations on the mine.  He basically reiterated his conclusions and recommendations made in 1942 and his report on the entire district in 19478. A copy of the 1979 report to Cyprus Mines is included with this report as Appendix VI.

6 Youngberg, E.A., 1947, Mines and Prospects of the Mount Reuben Mining District Josephine County, Oregon:Oregon Department of Geology and Mineral Industries Bulletin 34,35p.
7 Wells, F.G., and Walker, G.W., 1953, Geologic Map of the Galice Quadrangle: USGS Geologic Map Series (nonumber), 1:62,500 map and text.
8 Younberg, E.A., 1979, A Report on the Benton Mine Josephine County, Oregon:  Consulting Report to CyprusMines, 18p.

Dutch Mining (Canada) Ltd
Benton Mine
Independent Third Party Evaluation
NI 43-101

In 1981, Cyprus Mines took over AMOCO Minerals Company, who then took the lead on exploration at the Benton Mine. A document from 1981 proposes the drilling of 2,000 feet of core borings to satisfy the terms of their lease agreement with Goddard and Cavender9. However, it does not disclose where those borings should be drilled. The document also recommends terminating the lease on the Benton Mine, but retaining the lease on the Gold Bug Mine. A copy of this report is included as Appendix VII.

The data from the drill holes is not known for certain. Those documents apparently no longer exist in the mine files. However, it is known that four holes were drilled. The results were gleaned from several sources of unknown reliability, and are summarized below10:

□	A drill hole cored underground next to the 1020 Level winze hit 3 feet of 0.94 opt gold at a depth of 250 feet (the 1270 mine level) where it cut the Benton Vein.

□	A drill hole cored to 250 feet at the south end of the 800 Level, hit 4 feet of 0.41 opt gold in the Benton Vein at about 200 feet.

□	A drill hole drilled on the Texas Vein intercepted 3 feet of 1.3 opt gold at about 600 feet below the 1020 Level (at the 1620 mine level).
□	The fourth hole is unknown as to location or results.

Exactly what Cyprus-AMOCO performed at the Benton Mine, other than the four drill holes is not known, and the results are unknown. In his in-house proposal, Humphrey states that AMOCO had spent approximately $30,000 in exploration costs, and reports a couple of vein sample analytical results. But, beyond that, their program is unknown.

Benton Resources USA Ltd.

Benton Resources, a US subsidiary of a larger Canadian firm, acquired the leases sometime in the mid-1980s. The exact time of acquisition and the nature of the lease are not known. In a document dated 1988 by G.E. Rouse to Benton Mines, the project is described 11. A copy of the report is included as Appendix VIII. Their work to that time is summarized as follows:

9  Humphrey, A.G., 1981, Project Authorization Proposal Benton-Gold Bug Project Josephine County, Oregon:Internal AMOCO Minerals Company Document, l0p.
10 Bruce Burrows, 2006, Oral Communication.
11 Rouse, G.E., 1988, Progress Report on the Benton Mine Project:  Consulting (?) Report to Benton Resources,USA, Ltd., 18p.

Dutch Mining (Canada) Ltd
Benton Mine
Independent Third Party Evaluation
NI 43-101

□
Surface and subsurface geologic maps were completed, showing the detailed contact between the local quartz diorite stock that hosts the local mineralization and the surrounding intruded and roof pendant greenstones. However, these geologic reports were not available for inspection.

□	The Benton Mine site was flown for aerial photography, and a topographic map was generated.

□	Surface outcrops of the various veins in the Benton system were traced along the surface and sampled for ore value in detail.

□
According to George E. Rouse, the geologist for Benton Resources[12], the 1020 Level Kansas Crosscut was cleaned out and re-entered up to the Benton Vein. The winze located at the end of the Kansas Crosscut was also cleaned out and sampled

□
Rouse also stated that a lot of their work consisted of confirming what Youngberg said in his reports on the property. Rouse stated that they were able to confirm the accuracy of observations and interpretations made by Youngberg, for the most part.

□	Surface sampling indicated ore values from the various veins as follows. However, note that all results less than 0.10 opt were omitted from the available data set.

o           The Benton Vein ranged from 0.256 opt up to 2.19 opt

o           The Montana Vein ranged from 0.11 opt up to 0.475 opt

o           The Georgia Vein ranged from 0.202 opt up to 0.765 opt

o           The Texas Vein ranged from 0.225 up to 1.618 opt

o           The Louisiana Vein ranged from 0.243 opt up to 0.654 opt

o           The Ruby Hill Vein ranged from 0.268 up to 0.757 opt

□
Based on the sampling carried out by Rouse and his team, he estimates the reserves and ore grades in the mine. His estimations to Benton Resources are approximately 78,307 tons of ore grading 0.39 opt. This gives a total of 30,579 ounces of gold in the mine above the 1020 Level, and within the boundaries of the existing workings.  This does not, however, include any ore below the 1020

12Rouse, G.E., 2006, Personal Communication.
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Level or outside the existing workings.

□	Four core holes were drilled for a combined depth of 1,495 feet.

□	Exploration permits were applied for and issued by the BLM Grants Pass office.

□	A Conditional Use Permit was obtained from Josephine County

According to the available information from the DMO files in 1988, Benton Resources completed four diamond drill holes across the Benton veins, for a total of 1,495 feet of drilling. The drill hole data include a l-inch=100 feet topographic plan map showing the drill hole collars, trends and intercepts, dated June 21, 1988. The drill hole intercepts have also been plotted on long section views of the Benton and Georgia veins (Appendix VIII), with an assay average value for the core noted. It is not noted if the assay values were for true thickness vein widths, or for core hole lengths. It must also be noted that no information is available on drill hole recoveries, and that recoveries at the Benton Mine have been shown to be challenging, particularly of the sulfide layers in the sheared quartz vein material. Thus, the analytical results can be inferred to be on the low end.

Drill Hole MD-1

Drill hole MD-1 was drilled to a depth of 325 feet, at a minus 45° angle on a bearing of South 50° East, across both the Louisiana and Benton veins, just past and below the southern 1020 Level workings. The plan map showing the Benton Resources drilling indicates three assays; 2 feet at 0.015 opt Au near where the Louisiana Vein should have been intercepted, 1 foot at 0.223 opt, and 1 foot at 0.546 opt on the Benton Vein trend. As this hole was drilled from the footwall side of the Benton Vein, which is nearly vertical at this section, the true width of the Benton vein intercepts would be approximately half of the core length. According to G.E. Rouse13, this was taken into consideration when reporting the assay results. In the list of assays from the Benton Resources work, the listings for samples BR-120 to BR-125 are included, with sample BR-121 being the 0.233 opt core sample and sample BR-125 being the 0.546 opt assay. The sample numbers between these two assay intervals are consecutive, suggesting that the assays between the known core samples may represent values for the three feet between the two higher-grade assays. If these samples were for one similar one-foot interval, the average grade for the five-foot interval would be 0.255 opt Au. As no drill logs or actual sample descriptions are in the DMO files, this cannot be confirmed.

13Rouse, G.E., 2006, Ibid.
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Drill Hole CD-1

Drill hole CD-1 was drilled about 250 feet northeast of MD-1, from the opposite, or hanging wall14, side of the Benton Vein, about 165 feet below the 1020 Level (mine level 1185). This hole was cored to 418 feet and has two assays; 5 feet at 0.13 opt and 3.5 feet at 0.435 opt farther down the hole. The intercepts correspond well with the nearly vertical Benton Vein in this area. The hole was drilled at minus 72° on a bearing of North 55° West, perpendicular to the Benton Vein, which would make the true vein thickness about 30% of the drill core lengths. This drill hole is the deepest sample on the Benton Vein and confirms Youngberg's interpretations that gold mineralization in the Benton Vein continues to over one hundred and fifty feet below the lowest level mined in the past.

Drill Hole DD-1

Drill hole DD-1 was drilled at minus 60° to 407 feet on a bearing of North 45° West, crossing the Benton Vein about 80 feet beneath the main stope on the 1020 Level. An intercept of 1 foot at 0.103 opt is noted on the drilling plan map. The true width of vein would be approximately 64% of the core width for this hole.

Drill Hole OD-1

Drill hole OD-1 was drilled at minus 45° on a bearing of South 65° East across the southern projection of the Georgia Vein structure to a depth of 345 feet, with all assays less than 0.001 opt Au. The hole is shown in cross section with two zones selected for sampling.

While the drill hole sections and plans for the Benton Resources work are the most complete of the drilling done on the property, much valuable information is missing. There is no information on the diameter of core drilled, core recoveries, down-hole surveys, or geologic and assay logs for the Benton Resources drilling. As well, there is no information on the assay laboratory used or on the sampling procedures.

During the preparation of this report, Mr. Rouse was located in Golden Colorado and interviewed about his involvement in the exploration project during the late 1980s for Benton Resources. His comments have been incorporated into the above discussion of Benton Resources activities and findings. He was forwarding all of his existing records on the project to Dutch Mining as this 43-101 document was being prepared. Those data are not included, but will be integrated into future reporting.

14Hanging Wall: A term used to describe the overlying side of a fault or ore body. The opposite, underlying side would be termed the Foot Wall.

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3.4      1994 to Present

In 1994, Dutch Mining, LLC took over exploration and development of the Benton Mine. The following is an edited summary of that activity adapted from a recent report15 by Dave Hembree, RG. A copy of the Hembree report is included as Appendix IX.

The mine development improvements made in 2005 include rehabilitation of the main Benton mine portal, the 1020 Level. This level provides access to most of the measured and indicated resources in the mine, including the lowest level (1120 Level) and the south Benton vein mine workings. The rehabilitation work includes installation of the surface plant at the portal, consisting of a mine office, change room, compressor shed, 125 kW generator and air compressor. The mine water supply line was repaired and improved. The mine portal area was leveled and existing mineralized rock stockpile shipped to the mill in Merlin. The access road to the portal was improved, with the hairpin turn above the fuel storage area widened to facilitate ore haul trucks. The lower mine yard was leveled and cleaned up. A mine watchman is now on site and a mine gate system is in place to prevent unauthorized access.

The mine infrastructure has been repaired and improved, including the mine ventilation, communications and safety control systems. The mine ventilation fans were serviced and reinstalled to provide fresh air to the working faces. Mine phones have been installed in all working areas and connected to the surface mine office to provide communication services. A satellite phone was installed to provide communication with the outside world, including emergency services if needed. A mine refuge station was constructed in the Louisiana south drift in accordance with Mine Safety and Health Administration (MSHA) regulations. A program of mine working inspection and ground control was implemented, with all of the mine tunnels barred down to remove loose hazardous rock, followed by installation of rock bolts, mats and chain link mesh to stabilize the mine back and ribs where needed.

The mine secondary escapeway connecting the mine workings has been inspected, repaired, and improved. The raise between the 800 and 900 Levels has been re-timbered and a new ladder installed, while the bridge on the 900 Level was replaced with a new structure. A mine safety program was initiated, in conjunction with MSHA trainers and inspectors, and Workmen's Compensation Insurance set up for all mine employees. Daily safety checks have been implemented, and the mine has been inspected by MSHA several times in 2005, with only a few minor safety concerns noted and corrected.

The underground explosives magazine was rebuilt, with new door and flooring installed in accordance with ATF and MSHA regulations. It passed inspection and is ready for use. The federal and state explosives permits have been applied for and approved.  The 1020 Decline was pumped out, and ground control measures taken to stabilize and secure the drift walls and ceiling. The mine dewatering system was repaired and improved in the process, and is ready for development of the 1120 Level. Waterlines have been installed from the 800 Level down through the mine to the 1020 Level, utilizing gravity feed to deliver pressurized drill water to the mine.

15Hembree, D.R., 2005 Development Review The Benton Mine Josephine County, Oregon: Consulting Report to Dutch Mining, LLC, l0p.
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The fleet of underground mining equipment owned by Dutch Mining has begun to be overhauled, with the addition of several new mucking machines. The hauling equipment includes a Wagner SDD 1.5-yard loader, which has been rebuilt and restored by Peterson Caterpillar. An additional 1-yard Wagner loader was recently purchased. These two loaders are operable and will provide the muck handling for the initial development work. DMO also has a JCI Eimco 2.85-yd loader, another 1-yd Wagner loader, and an Eimco 2-yd machine, all of which are in need of repairs and maintenance before placing back into operation. DMO also has a 5-yard underground haul truck that is disassembled, and in need of an overhaul.

DMO has nearly completed their preparations for initiating pre-production from the Benton Mine, with the exception of a few improvements. These include the repair and improvement of the mine water settling ponds, and fuel spill prevention systems. The mine drainage settling ponds should be repaired and enlarged to provide for the increased flows expected from the decline development. The fuel and oil storage areas at the mine shop will be brought into compliance with current regulations on spill prevention and control.

DMO has also completed construction of a milling facility in the town of Merlin, Oregon about twenty miles from the mine. The mill equipment was assembled within a 'brownfields" plywood plant on land owned by Dutch Mining. The mill was inspected by DBA accompanied by Mr. Fred Wilcox, metallurgical consultant, who oversaw the mill construction and is now putting it into operation.

The mill incorporates a tertiary crushing system with daily capacity of 125 to 150 tons of material. The crushed and screened ore is ground by a rod mill and then a ball mill prior to gravity and flotation separation of the free gold and gold-bearing sulfide minerals.

A coarse ore bin feeder assembly leads to the jaw and cone crusher, with oversize return and screened ore feed conveyor belts leading to a fine ore bin. The crushed ore is fed by pan feeder into the rod mill for preliminary grinding, with the discharge sized by cyclone and delivered into the ball mill and regrinding circuits. The ball mill discharge will be run through gravity concentration by spirals, with flotation of the gravity tails to recover the gold-bearing pyrite fraction. Tailings will be disposed of in a permitted tailings disposal pond on the north side of the mill.

Dutch Mining (Canada) Ltd
Benton Mine
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The work on the mill was conducted in a professional and conservative manner, with concern for safety and security.  The equipment was restored and assembled to best use the building site layout to facilitate the material flow. At the time of our inspection in February of 2006, the mill had begun shake down and fine tuning operations.

DMC has hired several consulting geologists and engineers to review their program progress, and to map and sample the new workings as they were driven. These consultants included James Browne, RG; Jim Ivers, PE; David Eccleston, RG; and David Hembree, RG. Copies of their reports and maps were reviewed and have been incorporated into this study.

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4.0
GEOLOGY AND MINERALOGY

4.1	GEOLOGIC SETTING

The Benton Mine is located within the Western Klamath Mountains geologic province of southwestern Oregon. The western Klamath terrain in southwestern Oregon consists of a series of steeply east-dipping thrust sheets emplaced during the Mid to Late Mesozoic. The lower sheet includes the Rogue and Dothan Formations . The calc-alkaline intrusive rocks of the Chetco Complex, which is made up of granitic rocks and serpentine, are located in intrusive contact within the thrust zone between the thrust sheets. The upper plate includes the Josephine Ophiolite17, which is in thrust contact with the Chetco intrusives. Late Jurassic Flysch18 of the Galice Formation overlies both the Rogue and Josephine Ophiolites. Rocks of all units are present on the Benton property, the Rogue/Dothan sediments on the west, the Chetco Quartz Diorite (tonalite) intrusive hosting the vein deposits, a roof pendant of the Galice Formation Greenstones to the east of the mine, and the Serpentine and Gabbroic rocks of the Josephine Ophiolites (Appendix I, Figures 4. 5. and 6).

Work in the 1980s by the USGS19,20,21 has shown that the Chetco Complex granitic intrusives, of which the Benton Mine area is within one of the northernmost outliers of this complex, fall mainly within the Tonalite, Quartz Diorite and Granodiorite geochemical fields. The authors have shown that the Chetco Complex is intimately related to the Grants Pass Batholith as a slightly more mafic outlier.

All of the Benton Veins explored to date are hosted within the Chetco Quartz Diorite stock, which is elongated with the regional fabric in a northeast-southwest strike that intruded the zone between the thrust plates. The stock is about 1.75 miles long with an average outcrop width of about 2,500 feet. There may be small roof pendants of greenstones present that have not been mapped.

16Ramp, L,, and Peterson, N.V., 1979, Geology and Mineral Resources of Josephine County: DOGAMI Bulletin B-100,45p.
17Ophiolite: In rough terms, a section of oceanic crust thrust over the top of continental crust.
18Flysch:  A marine sedimentary facies characterized by a thick sequence of poorly fossiliferous, thinly bedded,graded deposits of chiefly marls, sandy and calcareous shales, and mudstones rhythmically interbedded with conglomerates, coarse sandstones, and greywackes.
19Page, N.J., and others 1983a, Map Showing Geological, Geophysical, and Geochemical Characteristics of Granitic Plutons in the Medford 1° by 2° Quadrangle, Oregon-California:   USGS Miscellaneous Field Studies Map MF-1383-E, 1:250,000 map.
20Blakely, R.J., 1986, Maps Showing Aeromagnetic and Interpretations of the Medford 1° by 2° Quadrangle, Oregon-California: USGS Miscellaneous Field Studies Map MF-1383-B, 1:250,000 map.
21Page, N.J., and others, 1983b, Lode Gold Characteristics Medford 1° by 2° Quadrangle Josephine and Coos Counties, Oregon: USGS Miscellaneous Field Studies Map MF-1383-D.

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The western contact of the diorite with the Galice sediments was mapped by the USGS in 196922 as a thrust fault contact. Subsequent work has shown it to be actually an intra-formational depositional contact23. As described previously, the Benton quartz diorite stock is a northern finger-like extension of a larger granitic intrusive extending to the south of Galice. A potassium-argon date of late Jurassic age was obtained from a sample of similar Chetco diorite taken to the south of the Benton Mine24.

The rocks on the property show varying degrees of metamorphism, both from local thermal and regional tectonic forces. The sediments are altered to dense black hornfels along the contact with the diorite and, in places; thin dike swarms intrude the sediments. The metavolcanics are sheared and schistose along the contact with the diorite intrusive, with development of chlorite, calcite and scattered grains of pyrite disseminated within the rock and along fractures and shear planes.

4.2	VEIN SYSTEM

The Benton Vein system is typical of the metallogenic veins found within the Plutonic rocks of the Klamath Mountains Province25. The vein system at the mine is comprised of eight known veins; the Benton, Georgia, Nebraska, Louisiana No.l, Louisiana No.2, Ruby Hill, Carson Hill and Texas Veins. The first four of these veins are exposed in the main Benton Mine workings, with the last four found at the surface, on the southern part of the property. Most of the development work has been done on the Benton Vein, which has been developed along 1,500 feet of strike length, and over 500 feet vertically. The veins are typical of the mesothermal classification of mineralization, formed at significant depths and with relatively simple mineralogy. This would be in keeping with what is known about the tectonic/geochemical setting of the mine area.

The fault system hosting the veins formed as oblique-slip faults or shear couplet structures within the quartz diorite. Movement on the faults produced some gouge and shearing. Observations of slickensides in the mine suggest oblique-slip movement on the faults, east side down and to the north (left-lateral). The amount of displacement on the vein faults cannot be estimated because of the lack of marker horizons in the intrusive. Post mineralization faulting both on the vein structures and cross faults is evident, with most displacements less than twenty feet on the crosscutting structures.   Most of the observed horizontal offsets are right-lateral (south side of cross fault moved west). Low angle shearing and faulting is also seen in the footwall workings on the Kansas Level.

22Hotz, P.E., 1969, Relationships Between the Dothan and Rogue Formations, Southwestern Oregon:  [in] USGS Professional Paper 650-D, pp 131-136.
23Harper, G.D., 1989, Field Guide to the Josephine Ophiolite and Coeval Island-Arc Terrane of Southwestern Oregon:   [in] Geologic Evolution of the Northernmost Coast Range and Western Klamath Mountains, California, American Geophysical Union Field Trip Guidebook T308, pp 1-20.
24Orr, E.L., and Orr, W.N., 2000, Geology of Oregon (Fifth Edition): Kendall/Hunt Publishing Company, Dubuque, Iowa, pp 51-78.
25Page, N.J., and others, 1983b, Ibid.
25Mesothermal:  A hydrothermal mineral deposit formed at considerable depth and in the temperature range of 200°C to 300°C. Usually characterized by a simple mineralogical suite.

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The Benton and Georgia Veins are parallel and strike North 20° to 40° East, and stand nearly vertical, dipping 80° to 85° to the East or West. The Texas Vein strikes due North to about North 10° East, dipping 30° to 45° to the East. The Louisiana No.l and 2 and Nebraska Veins have common strike directions of North 80° East and dip 45° to 50° North. The Louisiana and Nebraska Veins intersect the Benton Vein on the west side at the south and north ends of the existing mine workings, respectively.

According to Elton Youngberg27, the ore bodies on the Benton Vein are structurally controlled, occurring in ore shoots with a rake of about 45° South along the trend of the vein, in areas that appear to occupy stress shadows28along the vein structure. The lenses formed by the hydrothermal fluids depositing quartz and gold-bearing pyrite in the open spaces and replaced wall rock and gouge. The Benton Vein ore shoots have been observed to widen where the dip of the structure steepens, or the strike changed and differential movement of the vein walls resulted in an enlargement of the fault fissure. Observations have shown that ore shoots formed where the footwall dips greater than 80° or more East, and appear to be widest where there is a reverse dip of as much as 80° to the west. This sinuous vein type is synonymous with the term cymoidal with the individual ore shoots termed cymoids.

Above the 780 Level, tension faults developed 50 to 75 feet out into the hanging wall, forming several veins that dip steeply west into the Benton Vein. Near the vein intersections, substantial amounts of country rock were replaced or partly replaced by quartz and gold-bearing pyrite, forming commercial ore bodies. Similar hanging wall veining on the lower levels formed ore bodies from 20 to 30 feet wide. A cross section in Youngberg's 1947 report (Appendix V) illustrates the occurrence of these features. The apparent folding and deformation of the quartz veins within the mineralized zone suggest significant post mineral deformation of the ore bodies with perhaps some post-mineralization enrichment. This would be consistent with the tectonics of the Klamath Mountains in this area.

There are several sections of the Benton vein structures that are poorly mineralized fault planes, with rich ore shoots found above and below the barren zones. These areas may also indicate post-mineral movement along the Benton fault zone that displaced and cut off ore bodies. Further detailed geological mapping of the underground workings is needed to better understand the geology and structural controls of the mineralization. There are few geological maps remaining in the mine database from previous workers in the mine (Section 3.0 Mine History).

The average width of the Benton Vein is about four feet, ranging from narrow veinlets up to a maximum of about 25 feet. The ore shoots mined in the past are typically about 75 to 90 feet in strike length, with the longest mined length on the lowest level reaching about 200 feet. Because of the rather flat 45° rake to the richer ore shoots, the mined vertical heights in the stopes are usually less than 100 to 150 feet, yet the Benton Vein has been mined for almost 1,000 feet down along its dip.

27Youngberg, E.A., 1942, Ibid.
28Stress Shadow: Term referring to an area of minimal stress along a fault or regional structure.

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The Nebraska Vein was located late in the mine development. It was exposed in the 700-1 raise, and in a diamond drill hole from the end of the west crosscut at the Main Raise on the 700 Level (Appendix I, Figure 3). The drill hole reportedly cut 1.5 feet of "ore" (no assay available) at 45 feet deep in the hole. The vein has a strike of North 60° East and a dip of 57° North. No drifting was done on the Nebraska Vein. No development on the Benton Vein was done north of the Nebraska Vein, and it is unknown what effect the intersection of the two veins has on the Benton.

The Louisiana No. 1 Vein branches off the Benton Vein in the southern workings of the mine, into the footwall of the main structure (Appendix I, Figure 3). The Louisiana Vein has an opposite dip to the Benton and was drifted on the 1020 Level, exposing some ore grade mineralization. The Benton Vein extends southward beyond the Louisiana intersection with several stopes mined past the intersection. Mapping in 1996 by James Browne, RG, led him to conclude that the Benton vein was left in the east wall of the 900 Level workings by the previous miners who followed the Louisiana Vein instead. In this same area, the Benton Vein appears to steepen, and possibly to reverse dip from the placement of the mine workings. Additional detailed mapping of the upper levels is needed to clarify the vein relationships.

4.3	MINERALIZATION

Workers examining the Benton Mine veins all agree that the veins on the Benton property consist of quartz-filled fissures, containing inclusions of silicified and altered wall rock, typical of the Klamath Mountains metallogenic lode veins. The quartz in the veins is typically massive, white to gray in color, with very few open crystalline vugs or fissures. Gold is typically contained within the atomic matrix of the Pyrite, which is the primary ore mineral. This type of deposit can also be termed pregnant pyrite. Very little free gold is seen, except in surface exposure where some supergene enrichment may have occurred in the past. The ore-bearing Pyrite ranges from small euhedral grains to irregular blebs, several inches in diameter, scattered through the vein and disseminated through the altered diorite. Microscopic examination of the tailings by American Cyanimid Company identified marcasite, chalcopyrite, sphalerite, magnetite, quartz, sericite, chlorite, and calcite. Chalcopyrite and sphalerite occur in only very small quantities. Molybdenite was also reported in minor amounts in vein specimens.

Study of the ore textures by Youngberg29 led him to describe the paragenetic sequence of mineralization as:   initial deposition of quartz; brecciation, followed by sericite, pyrite and quartz; and finally calcite. The second generation of quartz appears to have been contemporaneous with the pyrite. The second phase of silicification is finer grained than the initial quartz, approaching cryptocrystalline texture. Calcite and sericite were introduced last, as the hydrothermal system that formed the veins cooled down.

29Youngberg, E.A., 1942, Ibid.

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Wall rock alteration within the diorite consists of regional chloritic alteration, with potassium feldspar alteration, and quartz-sericite-pyrite deposition and replacement adjacent to the precious metal veins. Epidote and potassium feldspar alteration is seen cutting the wall rocks in the footwall workings on the 1020 Level, along both high angle and low angle structures. The alteration near the veins has caused bleaching of the rock to light gray from the unaltered dark gray-green color of the diorite host. The alteration extends farther into the hanging wall of the veins than the footwall30. Pods of sheared and altered greenstone, caught up within the diorite are reported in the upper northern part of the mine, in the hanging wall. These are probably small roof pendants of greenstones that were absorbed off the sides of the diorite magma chamber when it was being emplaced. These blocks are strongly chloritic, reflecting alteration of their original mafic mineralogy.

As referred to above, the Benton Vein system falls within the mesothermal vein classification, formed at moderate depth below the earth's surface within a cooling granitic pluton. The occurrence of molybdenite, the quartz textures and the relative lack of other base metal sulfides in the veins support this classification. There was no marked change in the average gold content of the vein from the 500 to the 1020 Levels, nor were there any changes in the mineralogy of the veins, which is typical of mesothermal veins. This mineralogic and geologic model would also indicate that mineralization should persist with depth, if structural conditions favor the formation of mineralized bodies.

 30Youngberg, E.A., 1942, Ibid.
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5.0
ORE VOLUME ESTIMATES

5.1	SAMPLING METHOD AND APPROACH

1935 TO 1942
The sample values used in these ore volume estimates were obtained from several sources, including historical mine assays taken as the mine workings were created in the from 1935 to 1942, diamond drill hole assays from exploration conducted by companies in the 1980s, and chip channel samples collected by DMC personnel during mining operations in the 1990s and since 2001.

The 1935 to 1942 data is found on both mine level plans and cross sections showing the sample location, width, and gold assay reported in dollars per ton (Appendix I, Figure 7). Some of the old sample notes also include information on the sample type (i.e., whether it represented vein, hanging wall, footwall or muck samples). As noted above, the diamond drill assay data are found on long sections and plan maps showing the drill hole intercepts and surface projections. The sampling conducted by DMC is well documented, with careful notes as to surveyed location, width, and mineralization type, including color photographs showing the sample sites. The photos are not included with this report, but are available for inspection at the Dutch Mining offices in Merlin.

The assay data for the 1940s data is found on several plan and section maps. Each mine face was channel sampled in typical fashion, using a hammer and sample bag held in a ring handle as described by the mine engineer. The samples were assayed at the mine assay lab, and used to guide the direction of the tunneling and stoping. Grab samples of the mine ore cars were also used to estimate the mine ore grade as it was fed to the mill from the ore passes and to gauge the grade of the ore coming from each individual shoot and stope. These grab samples were taken from the broken ore in the mine train cars, as is standard operating procedure in most mines. Three linen maps at one inch to ten-foot scale show the daily assay results from samples taken at the drift face as the tunnels were advanced. The QA/QC for the samples was typical of the time.

1976 TO 1994
During this period systematic programs of both surface sampling and underground sampling were made. Maps of the surface sampling by Benton Resources are available for inspection, and included with this report in Appendix VIII. The sampling program and results from the Cyprus Mines effort are not available for review.

1994 TO PRESENT
In 1996 and 1997 an extensive underground sampling program was carried out under the supervision of Willis K. Beach, PE, on the new work completed on the Louisiana and Benton Veins, as well as in the old workings between the 1020 and 800 Levels. The sampling program summary report and analytical support documents were reviewed and used in this report (Appendix X).

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The underground sampling data collected by DMC in 1995 to 1997 was conducted in a sound, professional manner in accordance with industry standards. The samples were taken on even, five-foot intervals on the strike of the drift and mine workings, with the samples broken out by mineralization type. The samples were taken perpendicular to the strike of the mineralization and the widths of the vein samples reported as true thickness intervals. The sampling of the adjacent wall rock was alternated from hanging wall to footwall side of the vein. The recording of sample information at all stages of the program is well documented. Photos of all sampling points together with surveyed sampling locations are available for inspection, but not included with this report.

5.2	SAMPLE PREPARATION, ANALYSES AND SECURITY

The analytical methods and security measures employed in the 1935 to 1942 time frame by the Lewis Investment Company are mentioned in the historical reports on the property. The samples were taken by the mine engineer or geologist using a hammer and moil where necessary, into a canvas bag, which was identified as to date, location, width and sample type. The sample bags were delivered to the mine assay laboratory at the mill where they were dried, crushed, split, pulverized and assayed by standard fire assay methods. No other information is known for the old mine operations analytical method.

No information is available for the sample preparation or analytical method for the assays produced by Cyprus-AMOCO or for Benton Resources, Ltd.

Consulting mining engineer Willis K. Beach supervised the sampling program conducted by DMC in 1996 and 1997. The samples were collected by mine employees and identified by sample location, tied to mine survey pads. The sample site was marked by spray paint on the mine workings and photographed for reference. The samples from the mine were processed in the mine laboratory facility in Merlin, Oregon in preparation for assaying. As described by Beach, the average sample size was approximately 20 pounds (9 kg) of rock. Each sample was dried, crushed and pulverized and screened through an #8 mesh screen. The pulverized material was homogenized and split in a riffle splitter to reduce the sample volume to approximately one pound (0.5 kg) for shipment to an outside assay laboratory.

The sample pulps were shipped to Shasta Geochemistry Lab, Inc. of Redding, California for analysis. The samples were analyzed by fire assay methods, with one assay ton pulp loads, and finished by gravimetric weighing of the dore bead. As Shasta Labs is no longer in business, no information on the nature and extent of their quality control measures and check analytical methods is available. Samples were resubmitted to the lab from DMC under new sample numbers to check on some of the values reported. These check assays total less than 5% of total sample program, but were found to correlate with the original sample values. While the check sampling total is less than would be desired, it appears that the analytical procedures of the Shasta Geochemistry Lab are reliable. Based upon statements by Will Beach, it is also believed that the sample preparation procedures in the mine laboratory were sufficient to prevent sample contamination and misrepresentation.

Dutch Mining (Canada) Ltd
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Independent Third Party Evaluation

5.3	DATA VERIFICATION

The historic sample data could be verified to the extent that a written list of sample values on the 1020 and 900 Levels was checked against the assays plotted in plan and section by the mine engineers. The correlation between the two data sets appears to be good, with only one discrepancy noted for over two hundred sample sets checked. This error was the repetition of two assays.

The DMC database was spot checked against the original Shasta Geochemical assay reports, with twenty-five samples all found to be the same as the original analytical value. The sample widths also were the same as those recorded in the sample tag books and on the photographs of the sample sites

5.4	MINERAL PROCESSING AND METALLURGICAL TESTING

The results of metallurgical testing and mineral processing studies were not reviewed as a part of this report, and no opinion as to the test work completed is made herein.

5.5	MINERAL RESERVE ESTIMATES

Estimates of the mineral reserves of the Benton Mine have been completed in three of the evaluations of the property and are available for review. A review of each of these follows, with an assessment of the methods and data used to produce each estimate. While there is some overlap of the areas covered by each of these estimates, they are essentially evaluations of separate areas of the mine. The Youngberg (circa 1942) reserves primarily cover the region of the old mine workings, with a statement of the potential along strike and down dip of the mine. The Benton Resources (circa 1988) estimates are for the potential below the old mine workings, and on the other veins on the property. The DMC reserves (circa 1996) done by Will Beach, PE are for newly discovered ore along the strike of the Benton and Louisiana Veins. There is a slight overlap between the Youngberg and Benton Resources estimates adjacent to the winze below the 1020 Level. Some of Youngberg's reserves overlap Beach's on the Louisiana and Benton Veins at the south end of the mine, and the Beach and Benton Resource estimates overlap below the 1020 Level.

To evaluate the historic reserve estimates for the mine, the assay data were used to calculate weighted average gold widths and grades for Youngberg's reserve blocks, and to compare with the Benton Resources block grades. A density factor of twelve cubic feet per ton of ore in place was used in calculating the tonnages. By calculating individual ore block grades, the overall grade for Youngberg's resource is 0.35 opt Au versus his estimate of 0.244 opt, based upon the historic mine production grade. This shows that his estimate was conservative, but would be similar to the actual 1935 to 1942 production grades once mining dilution and recoveries are figured into the economics. It should also be noted that by excluding three high grade blocks with over 0.75 opt Au, the grade estimate for the remaining ore is 0.25 opt, almost the same as Youngberg's estimate.

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One possible reason for the Youngberg's lower value projections is that he reportedly told DMC geologists and engineers that he ran significant quantities of the development rock and mined wall rock with the ore through the mill, knowingly diluting the ore, but sustaining mill feed volumes.

The resources below the 1020 Level were recalculated using both the older historic assay data and the new sampling compiled by Benton Resources and DMC. Table 2 summarizes the new estimates. These resources compare well with the Benton Resources estimates, but reflect slightly different block boundaries. Both grade and geological factors determined the block boundaries used in this report. Cross-faulting, which displaced the vein, and would affect mining operations, was used to delineate the boundaries of blocks of mineralization where known offsets occur. All ore was diluted to a minimum of a three-foot mining width using a waste grade based upon adjacent sampling data when available or a grade of 0.02 opt Au where not known. David Hembree32 projected the mineralization from the 1020 to the 1120 foot levels for Indicated Resources and from the 1120 Level fifty feet below for Inferred Resources. The new data obtained in development of the south end of the Benton vein were incorporated in these estimates. A 1-inch equals 40 feet longitudinal cross section showing the Mineral Inventory for the Benton Mine is included with this report (Appendix IX).

The only reserves within the mine which qualify as proven reserves under modern definition, are those calculated by Will Beach for Dutch Mining in 1996. It should be noted that some mining has been done on the southern Benton Vein blocks within blocks 14 through 16, Level 1020. As no surveyor production data is available for this area, it is not known exactly what ore remains.

1942
Elton Youngberg produced the first reserve estimate at the closure of the mine in his1942 report33. His estimates were based upon his intimate knowledge of the mine, and the mineralization exposed when the mine was shut down by government order. Youngberg's reserves were derived from his evaluation of the grade of the mine working faces at the closure of the mine. Youngberg divided his reserves into probable and possible classes, based upon the extent of exposure for the mineralization. He did not include any proven reserves in his estimates, because of lens-like nature and rake of the ore shoots and the sampling density. Probable ore was blocked on at least three sides while possible ore was sampled on one side.

31 Youngberg, E.A., 2005, Personal Communication.
32 Hembree, D.R., 2002, Preliminary Assessment of the Benton Mine Josephine County, Oregon:    Private Consulting report to Dutch Mining, LLC, 31 p.
33Youngberg, E.A., 1942, Ibid

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Table 1 YOUNGBERG 1942 ORE RESERVES
ORE BLOCK	TONAGE	ESTIMATED GRADE OPT AU
500 Level	1750	0.17
	401	0.30
	1251	0.19
Below 500 @ Air Raise	800	0.30
700 F Drift	2300	0.20
700 F Below	733	0.20
700 C Vein	437	0.33
700 IA	266	0.11
780 DB	900	0.13
780 D North	63	0.33
900 H Sublevel	1460	0.21
900 J	2000	1.00
900N	100	0.48
900R	665	0.80
900 S	1334	0.44
800 A	730	0.43
1020 A	1650	0.39
1020 A	1200	0.39
1020 EB West	400	0.22
1020 EB East	37	0.22
1020 CD	180	0.30
1020 DF	5000	0.19
1020 FG	1020	0.44
1020 GH	816	0.17
1020 I	1750	0.17
1020 IL	1083	0.26
1020 Winze South	2165	0.94
Total:	30,489 Tons	Average Grade: 0.36 opt
Total less>0.75 blocks	25,659 Tons	Average Grade: 0.25 opt

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Younberg's reserves calculations concluded there were 30,489 tons of probable ore and 49,701 tons of possible ore. Rather than calculate a sampled grade for each individual ore block, he placed a value on the total reserves based upon the historic average milled grade for the mine operations, 0.244 opt Au. The outlines of his probable ore blocks are shown on a long section of the mine and the dimensions of the blocks used to calculate the tonnage are included in the reserve summary. As with all of the reserve estimates made for the mine, a density of twelve cubic feet per ton was used for calculation of the tonnage of ore. A three-foot minimum mining width was also used.

1976 TO 1994
Benton Resources produced an estimate of resources, based upon the historic sample data from the 1020 Level, from their drill hole results, and from their sampling of the surface and underground workings of the other veins on the property. The Benton Resources reserves for blocks below the mine level were based upon the weighted average grade of the old mine sample data from the 1020 Level and No.l Winze. These samples were separated into blocks of similar grade ranges and the assay values calculated for the individual blocks.   The blocks were constructed as parallelograms to correlate to an estimated southerly rake of 60 degrees for the ore shoots (Appendix I, Figure). The vertical dimension of the blocks was 150 feet. Their diamond drill hole data was incorporated into the reserves by defining a diamond shaped ore block one hundred feet wide by one hundred fifty feet vertical, centered on the hole, truncated by the ore blocks based upon the drift sample data. The grades and tonnage for resources on the other veins on the property were calculated from the weighted average grade of surface and underground sample data. Benton Resources refers to these reserves as Demonstrated Reserves.

Benton Resources estimated a total of 45,317 tons at 0.40 opt Au in the Benton Mine between the 1170 and 1020 Levels, with an additional 32,990 tons at 0.38 opt on the six other veins they sampled on the property. A summary of the Benton Resources reserves is attached in Appendix VIII with long sections showing the individual blocks. The Benton Resource estimates were calculated by George E. Rouse, project geologist.

1994 TO PRESENT

James Browne, RG
In 1994, James Browne, RG, made an estimate of the volume of ore in the Benton Mine. In his August 9, 1994 memo he estimates approximately 785,000 tons of ore, averaging 0.30 opt were in reserve, giving a total of about 235,000 ounces of gold. He bases his estimates on Youngberg's model with some minor modifications and assumptions. His estimations are presented below in Table 2.

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TABLE 2 BROWNE 1994 ORE RESERVES[34]
ORE BLOCK	TONNAGE	ESTIMATED GRADE OPT AU
Above 1020 Level on Benton and Louisiana Veins	30,000	0.30

Between 1020 Level and Fault on Benton Vein	280,000	0.30

Between 1020 Level and Fault on Louisiana Vein	48,000	0.30

Southerly Extension of Benton Vein above 1020 Level	83,000	0.30

Southerly Extension of Benton Vein Between 1020 Level and Fault	240,000	0.30

Southwesterly extension of Louisiana Vein Between 1020 Level and Fault	54,000	0.30

Georgia, Texas and Other Veins	50,000	0.30

TOTAL	785,000 Tons	Average Grade 0.30 opt

Will Beach, PE
In 1996, Will Beach, PE, calculated ore reserve estimates for the new vein exposures opened by DMC on the 1020 Level based upon the sampling program described previously. DMC reserves were calculated by taking the weighted average grade of the channel samples and projecting the mineralization sixteen feet above and below the working for proven ore, and an addition 36 feet beyond the proven ore boundary above and below for probable ore. This is a conservative estimate, but seems prudent given the nature of the mineralization at the mine. A summary and description of the reserves is in the Appendix X. The results are presented in Table 3, below.

34 Beach, W.K., 1997, Summary of Data for the Benton Mine, Report to Dutch Mining, LLC, 30 p.

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TABLE 3 BEACH 1996 ORE RESERVES[35]
ORE BLOCK	TONNAGE	ESTIMATED GRADE OPT AU
16-1020/1120 Block Benton
Proven	640	0.83
Probable	1280	0.83
Possible	1600	0.83
Total	3520	0.83
15/14-1020/1120 Block Benton
Proven	1010	0.36
Probable	2030	0.36
Possible	2530	0.36
Total	5570	0.36
14-1020 Block Louisiana
Proven	380	0.32
Probable	190	0.32
Possible	430	0.32
Total	1000	0.32
12-13-1020 Block Louisiana
Proven	1070	0.38
Probable	1070	0.38
Possible	1070	0.38
Total	3210	0.38
09-1020 Block Benton
Proven	3000	0.43
Probable	6000	0.43
Possible	6000	0.43
Total	15,000	0.43
03-1020 Block Benton
Proven	250	0.52
Probable	250	0.52
Possible	350	0.52
Total	850	0.52

TOTAL	29,150 Tons	Average Grade 0.46 opt

Dave Hembree, RG
In 2002, Dave Hembree, RG prepared an assessment of the Benton Mine for DMC  . Within this report he re-estimated the reserves of the Benton Mine, based on past sampling and analysis and the work done by DMC in the late 1990s (Appendix XI). His estimates are as follows in Table 3 and Table 4. Table 3 presents his estimates of indicated Mineral Resources Above the 1020 Level, Table 4 presents his estimate of indicated reserves between the 1020 and 1120 Levels, and Table 5 presents his estimate of proven reserves for the entire mine. It should be noted Hembree made no estimates of reserves below the 1120 level or north or south of the active mine workings.

35 Beach, W.K., 1997, Ibid.
36 Hembree, D.R., 2002, Ibid.

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TABLE 4 HEMBREE 2002 INDICATED ORE RESERVES Above the 1020 Level
ORE BLOCK	TONNAGE	ESTIMATED GRADE OPT AU
500 Level	1750	0.17
	400	0.30
	1250	0.19
Below 500 @ Air Raise	800	0.30
700 F Drift	2300	0.20
700 F Below	733	0.20
700 C Vein	437	0.33
700 IA	266	0.11
780 DB	900	0.13
780 D North	63	0.33
900 H Sublevel	1460	0.21
900 J	2000	1.00
900N	100	0.48
900R	665	0.80
900 S	1334	0.44
800 A	730	0.43
1020 A	1650	0.39
1020 A	1200	0.39
1020 EB West	400	0.22
1020 EB East	37	0.22
1020 CD	180	0.30
1020 DF	5000	0.19
1020 FG	1020	0.44
1020 GH	816	0.17
10201	1750	0.17
1020 IL	1083	0.26

Total:	28,324 Tons	Average grade: 0.35
Total less>0.75 blocks	25,659 Tons	Average grade: 0.25

Note that Hembree used basically the same numbers as Youngberg, but adjusted some of the volumes slightly, and removed the estimated volume of the South Winze on the 1020 Level.

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TABLE 5
HEMBREE 2002 INDICATED ORE RESERVES
Between the 1020 Level and 1120 Level

ORE BLOCK	TONNAGE	ESTIMATED GRADE OPT AU
1	2333	0.761
2	2333	0.061
3	2666	0.390
4	850	0.006
5	3100	0.550
J Raise	1125	0.249
[Raise	2975	0.200
H Raise	2329	0.150
GH Stope	1800	0.426
F Stope	3667	0.161
D Raise South	825	0.295
D Raise North	1250	0.086
C Raise South	1700	0.445
C Raise North	3437	0.093
B Raise South	2212	0.167
B Raise North	3850	0.328
No. 1 Winze	3150	0.941
Total	19,424 Tons	Average Grade:0.475 opt
Total	23,524 Tons	Average Grade:0.430 opt
Total:	31,732 Tons	Average Grade:0.360 opt
Inferred Ore	9,700 Tons	Average Grade:0.475 opt

Table 5
HEMBRE 2002 PROVEN ORE RESERVES
ORE BLOCK	TONNAGE	ESTIMATED GRADE OPT AU
16-1020	640	0.83
15-14 1020	1010	0.36
14 Louisiana	380	0.32
12-13 Louisiana	1070	0.38
09-1020	3000	0.43
03-1020	250	0.52
Total	23,524 Tons	Average Grade: 0.430 opt

In summary, Hembree identifies approximately 44,000 proven and indicated ounces of gold in the mine, above the 1020 Level, and between the 1020 and 1120 Levels. He also identifies another 4,600 inferred ounces of gold below the 1120 Level. He does not, however, include ore reserve estimations north or south of the working, or well below the 1120 Level.

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5.6	VALIDITY DETERMINATION

To evaluate the validity of the various reserve estimates, a review of the database was undertaken, including inventory of all available sample information, reports, plan maps and sections in the DMC files. In addition, a review of the files at the Oregon Department of Geology and Mineral Industries in Grants Pass was made, where one assay section dating from the 1930s, not in the DMC files was copied. All available assay data from the files was plotted on the one-inch equals forty-foot longitudinal cross section of the mine, which had the 1020 Level assays plotted on it that dated back to 1942 (Appendix I, Figure 7). The assay values expressed in dollars per ton were converted back into ounces per ton using the prevailing gold price of $35 per ounce for the maps dated after 1935, and at the prior value for gold of $20 per ounce for the 1931 assay section. Diamond drill data for the Benton Resources drilling was plotted on the section using their drill hole plans.

The assay values were then color-coded according to grade ranges, with cold colors for low grade and warm colors for higher grade to better visualize the distribution of the grade along the vein. Samples assaying less than 0.10 opt were colored blue, 0.10 to 0.24 opt green, 0.25 to 0.32 opt yellow, 0.33 to 0.49 opt orange, 0.50 to 0.74 opt red and greater than 0.75 opt red. The colored assays viewed in long section confirm the geological model of gold mineralization on the Benton Vein as southerly-raking lenses of higher grade (greater than 0.30 opt) within a moderately mineralized vein (about 0.20 opt). Sections of low grade values either show pinches in the vein or areas where the workings were driven off the vein. The old stopes follow the trend of the high-grade lenses.

When compared to Youngberg's reserve blocks, the assay section confirms that these areas are the extensions of the better grade sampling values. While some of Youngberg's ore blocks listed as probable do not have sufficient sample densities to qualify as such, under today's stricter nomenclature, the sample values do have gold values similar to those reported by Youngberg for the reserves.

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6.0
INTERPRETATIONS AND
RECOMMENDATIONS

6.1	INTERPRETATIONS

Based upon the historical geological and sampling information on the Benton Mine described previously in this report,

□	Geologic conditions exist that have proven favorable for development of persistent auriferous quartz veins on the Benton Mine property.

□	The mining property is conveniently located with adequate access, and an adequate-sized flotation mill has been built, and is operating.

□
One main and perhaps as many as seven subsidiary gold veins have been defined on the Benton property. These veins have been followed, and partially mined down through the lowest level of the mine. These mineralized zones have being tested by drifting on the veins, and sampling of the mineralization as it is mined.

□	All results up to this point indicate economic ore shoots still exist within the existing workings, several hundred feet below the 1020 Level, and north and south of the existing workings.

□
A mining operation is up and running in the mine. Inspection shows this operation is efficient and is moving ahead in a professional and workman-like manner, under the supervision of experienced mining professionals.

□
Various investigators have made estimates of reserves of gold over the years. The conclusion being that there are at least 44,000 ounces of gold in Indicated and Proven reserves still in the mine. According to at least one investigator, this could be as high as 235,000 ounces of gold.

6.2	RECOMMENDATIONS

6.2.1	EXPLORATION

Based on the data review as presented in this report, and the above Interpretations, the following exploration recommendations are made.

□
It is recommend that the main identified veins be tested by diamond drilling from both surface and underground locations. It is recommended that DMC aggressively undertake a program of both drifting and diamond drilling to test the down-dip extensions of ore shoots mined in the past, both above and below the 1120 Level.

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□
It is recommended that DMC explore by drilling, trenching, sampling, and mapping exposed strongly mineralized zones in additional little-developed or undeveloped veins. This information will be utilized as part of a resource expansion plan.

□	It is recommended a detailed surface and subsurface geological map be prepared, including the location and grade of all identified mineralized veins.

□	The underground portion of the drilling program can easily be carried out using the existing drifts in the mine, with drill stations constructed in drift intersections and muck bays.

The results of the drilling, drifting, mapping, and sampling program will be utilized to better define and expand ore reserves and to upgrade current mineral inventories to more reliable estimates. The drill cuttings and core will provide valuable information on the geology, structure, mineralization, wall-rock alteration and metallurgy of the Benton Vein. The drill holes below the current mine levels will allow evaluation of the deep potential of the mine.

6.2.2	DEVELOPMENT

The following is the currently recommended development plan.

□
On the Benton Vein, the current mining plan is to drive the 1120 Level of the mine to the north until the high grade mineralization of the No.l Winze is reached (about 900 feet), and to drive south to the edge of the downward projection of the 1020 Level ore developed in 1996 (about 440 feet). Based upon this study, approximately 20,000 to 30,000 tons of mill feed will be developed by completing these 1120 Level drifts. Additional mining will be required to complete this new level. Including, but not limited to, driving at least two 100-foot raises for ventilation and services.

A detailed development plan is being developed. Tentative elements of the plan are as follows

□
Develop a detailed mining development plan and budget for the Benton Mine project, within the goal of providing sufficient ore production to run the mill at a steady state. The drifting and mining costs should be estimated and time development schedules planned in detail prior to beginning full time milling operations. Resources in the program should be determined, and orders placed. The mine equipment repairs should be initiated, and maintenance costs determined for the rolling fleet, with spare parts, filters and fluids ordered. Time computerized warehousing; purchasing and inventory control system should be set up for the mine and mill departments.

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□
Quality assurance/quality control mining measures and protocols need to be established for the mine and mill samples and records. Control standards and assay blanks need to be prepared for submittal with mine and mill ore samples, as part of an assay quality control program. An on-site lab should be placed into operation, daily sample control and record keeping procedures need to be defined and written.

□
Mine faces should be mapped and sampled on a daily basis, with the vein and wail rock sampled separately across representative widths. Sample data should be recorded in logbooks and plotted on plans and section maps of the development being mined. Mine production sampling should include grab samples of ore and waste from each truckload taken from each heading. Production grades will be assigned based upon the chip and grab samples, to be reconciled with the mine head and concentration grades.

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7.0
REFERENCES

Beach, W.K., 1997, Summary of Data for the Benton Mine, Report to Dutch Mining, LLC, 30 p.

Blakely, R.J., 1986, Maps Showing Aeromagnetic and Interpretations of the Medford 1° by 2° Quadrangle, Oregon-California: USGS Miscellaneous Field Studies Map MF-1383-B, 1:250,000 map.

Brune, A.W., 1941, The Benton Gold Mine Near Grants Pass, Oregon: The Miner, Publication of the American Society of Mining Engineers, pp 13-18.

Diller, J.S., 1914, Mineral Resources of South-Western Oregon: US Geological Survey Bulletin, Bulletin 546, pp 52-53.

Harper, G.D., 1989, Field Guide to the Josephine Ophiolite and Coeval Island-Arc Terrane of Southwestern Oregon: [in] Geologic Evolution of the Northernmost Coast Range and Western Klamath Mountains, California, American Geophysical Union Field Trip Guidebook T308, pp 1-20.

Hembree, D.R., 2002, Preliminary Assessment of the Benton Mine Josephine County, Oregon: Consulting Report to Dutch Mining, LLC, 31p.

Hembree, D.R., 2005, Development Review The Benton Mine Josephine County, Oregon: Consulting Report to Dutch Mining, LLC, 10p.

Hines, P.R., 1938, The Benton Mine, Glendale, Oregon of the Lewis Investment Company: Consulting Report to Lewis Investment, 19p.

Hotz, P.E., 1969, Relationships Between the Dothan and Rogue Formations, Southwestern Oregon: [in] USGS Professional Paper 650-D, pp 131-136.

Humphrey, A.G., 1981, Project Authorization Proposal Benton-Gold Bug Project Josephine County, Oregon: Internal AMOCO Minerals Company Document, 10p.

Koski, R.A., and Derkey, R.E., Massive Sulfide Deposits in Oceanic-Crust and Island-Arc Terrane of Southwestern Oregon: Oregon Geology, v. 43. pp 119-125.

Orr, E.L., and Orr, W.N., 2000, Geology of Oregon (Fifth Edition): Kendall/Hunt Publishing Company, Dubuque, Iowa, pp 51-78

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Page, N.J., and others 1983a, Map Showing Geological, Geophysical, and Geochemical Characteristics of Granitic Plutons in the Medford 1° by 2° Quadrangle, Oregon-California: USGS Miscellaneous Field Studies Map MF-1383-E, 1:250,000 map.

Page,N.J., and others, 1983b, Lode Gold Characteristics Medford 1° by 2° Quadrangle Josephine and Coos Counties, Oregon: USGS Miscellaneous Field Studies Map MF-1383-D.

Quantum Environmental, 1995, Operating Plan for the Benton Mine Josephine County, Oregon: Consulting Report to Dutch Mining, LLC, 6p, 3 figures, 1 table.

Ramp, L., and Peterson, N.V., 1979, Geology and Mineral Resources of Josephine County: DOGAMI Bulletin B-100, 45 p.

Rouse, G.E., 1988, Progress Report on the Benton Mine Project:   Consulting (?) Report to Benton Resources, USA, Ltd., 18p.

Wells, F.G., and Walker, G.W., 1953, Geologic Map of the Galice Quadrangle: USGS Geologic Map Series (no number), 1:62,500 map and text.

Winchell, A.N., 1914, Petrology and Mineral Resources of Jackson and Josephine Counties, Oregon: Volume 1, Number 5, The Mineral Resources of Oregon, Monthly Publication of the Oregon Bureau of Mines and Geology, pp 189-195.

Youngberg, E, A., 1942, A Report on the Benton Mine Property of Lewis Investment Company: End of Operations Report to the Lewis Investment Company, 27p.

Youngberg, E.A., 1947, Mines and Prospects of the Mount Reuben Mining District Josephine County, Oregon: Oregon Department of Geology and Mineral Industries Bulletin 34, 35p.

Younberg, E.A., 1979, A Report on the Benton Mine Josephine County, Oregon: Consulting Report to Cyprus Mines, 18p.

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